SUBMISSION OF MATTERS TO A VOTE OF INTEREST HOLDERS

A special meeting of shareholders of the Registrant was held on December 6, 2010. At the meeting, shareholders approved a new investment management agreement between the Registrant and First Trust. Prudential voted its Interests in the same proportion as votes received from policy owners (Interest holders) that are indirectly invested in the Fund. The results are as follows:

                                                       Affirmative            Against                  Abstain
                                                     -----------------------------------------------------------

Target Managed VIP Portfolio...................         2,915,790              96,457                  149,390
The Dow(R) DART 10 Portfolio...................           418,691              55,268                   70,421
The Dow(R) Target Dividend Portfolio...........         2,220,240              81,915                  173,569
Global Dividend Target 15 Portfolio............         1,703,599              91,881                   79,612
S&P(R) Target 24 Portfolio.....................           793,648               7,463                  107,295
NASDAQ(R) Target 15 Portfolio..................           449,734              20,788                   82,287
First Trust Target Focus Four Portfolio .......         2,139,055              58,318                   67,021
Value Line(R) Target 25 Portfolio..............         2,940,232              40,420                  417,261

The terms of the new investment management agreement are substantially similar to the terms of the previous agreements.